Exhibit 99.2

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

November 21, 2023

Board of Directors

Pioneer Natural Resources Company

777 Hidden Ridge

Irving, TX 75038

Re:	Registration Statement on Form S-4 of Exxon Mobil Corporation, filed November 21, 2023 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 10, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Exxon Mobil Corporation (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Company Shares”), of Pioneer Natural Resources Company (the “Company”) of the exchange ratio of 2.3234 shares of common stock, without par value, of Parent to be paid to such holders for each Company Share pursuant to the Agreement and Plan of Merger, dated as of October 10, 2023, by and among Parent, SPQR, LLC, a wholly owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Pioneer’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Pioneer Board of Directors and Reasons for the Merger,” and “The Merger—Opinion of Pioneer’s Financial Advisor”, and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC